AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 2001

                                          REGISTRATION NO.  333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                _________________

                                    FORM S-3
                                _________________
                                  REGISTRATION
                                    STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            _______________________
                              LIFECELL CORPORATION
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

             Delaware                                          76-0172936
------------------------------                           ----------------------
(State or other jurisdiction of                         (I.R.S. Employer ID No.)
 incorporation or organization)



                                1 Millennium Way
                              Branchburg, NJ 08876
                                 (908) 947-1100
  ---------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Steven T. Sobieski
                              LifeCell Corporation
                                1 Millennium Way
                              Branchburg, NJ 08876
                                 (908) 947-1100
            -------------------------------------------------------
           (Name, address and telephone number of agent for service)

                                    Copy to:

                              Alan Wovsaniker, Esq.
                            Steven M. Skolnick, Esq.
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey  07068
                                 (973) 597-2500

     Approximate date of proposed commencement of sale to public:

     As soon as practicable after this Registration Statement becomes effective.
            _________________________________________________________
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered in connection with dividend or interest reinvestment plans, please check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                      CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933
============================================================================================================
                                                       Proposed            Proposed
Title of Each  Class of            Amount to       Maximum Aggregate        Maximum            Amount of
Securities to be Registered    be Registered (1)  Price per Share(2)       Aggregate       Registration Fee
---------------------------    -----------------  ------------------                       ----------------
                               (3)                                     Offering Price(2)
-----------------------------  -----------------  -------------------  ------------------  -----------------
Common Stock, $.001 par value  5,209,211 shares   $              2.57  $       13,387,672  $           3,347
============================================================================================================


     (1)  Registered  for  resale  by  selling  stockholders  of  the  Company.

     (2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low price of the common stock on the Nasdaq National Market on August 23, 2001.

     (3) Includes 2,084,211 shares of common stock issuable upon the exercise of outstanding warrants. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION DATED AUGUST 27, 2001



PROSPECTUS

                              LIFECELL CORPORATION

                                5,209,211 SHARES
                                  COMMON STOCK

     The selling stockholders listed on pages 19-21 are offering for resale 5,209,211 shares of our common stock under this prospectus.

     Our common stock is listed on the Nasdaq National Market under the symbol "LIFC". On August 24, 2001, the closing price of the common stock on the Nasdaq National Market was $2.45 per share.

                              _____________________

     THE SHARES OF COMMON STOCK OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                              _____________________

                The date of this prospectus is _______ ___, 2001.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----


The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
Special Note Regarding Forward-Looking Statements . . . . . . . . . . . . .   16
Where You Can Find More Information . . . . . . . . . . . . . . . . . . . .   17
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Selling Stockholders. . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION ABOUT US. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU FIND IMPORTANT. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT, INCLUDING THE ''RISK FACTORS'' AND OUR FINANCIAL STATEMENTS AND THEIR RELATED NOTES INCORPORATED BY REFERENCE.

                                   THE COMPANY

     LifeCell Corporation develops and markets biologic solutions for the repair, replacement and preservation of human tissue. Our core technology removes all cells from the tissue and preserves the tissue without damaging the essential biochemical and structural components necessary for normal tissue regeneration. We currently market three human tissue products based on this technology:

     - AlloDerm(R) for plastic reconstructive, burn and periodontal procedures;
     - Cymetra(TM), a version of AlloDerm(R) in particulate form for the correction of soft tissue defects; and
     - Repliform(TM), a version of AlloDerm(R) for urology and gynecology procedures.

Our development programs include the application of our technology to process small diameter blood vessel grafts as an alternative to blood vessel grafts taken from the patient, investigation of potential orthopedic applications of our technology, investigation of human tissue as carriers for therapeutics, ThromboSol(TM), a formulation for extended storage of platelets and technologies to enhance the storage of red blood cells for transfusion.

     We were incorporated in the State of Delaware in 1992 as the successor to a Delaware corporation that was incorporated in 1986. Our address is 1 Millennium Way, Branchburg, New Jersey 08876 and our phone number is (908) 947-1100.

                                  RISK FACTORS

     You should carefully consider these risk factors in addition to our financial statements. In addition to the following risks, there may also be risks that we do not yet know of or that we currently think are immaterial that may also impair our business operations. If any of the following risks occur, our business, financial condition or operating results could be adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment.

WE HAVE A HISTORY OF OPERATING LOSSES AND A SUBSTANTIAL ACCUMULATED EARNINGS DEFICIT AND WE MAY CONTINUE TO INCUR LOSSES.

     Since our inception in 1986, we have generated only limited revenues from product sales and have incurred substantial net losses of approximately:

     -    $7.3  million  for  the  year  ended  December  31,  1998;

     -    $9.2  million  for  the  year  ended  December  31,  1999;

     -    $7.1  million  for  the  year  ended  December  31,  2000;  and

     -    $2.0  million  for  the  six  months  ended  June  30,  2001.

     At June 30, 2001, we had an accumulated deficit of approximately $64.4 million. We expect to incur additional operating losses as well as negative cash flow from operations in the short term as we continue to expand our marketing efforts with respect to our current products and to continue our product development programs. Our ability to increase revenues and achieve profitability and positive cash flows from operations will depend on:

     - increased market acceptance and sales of AlloDerm, Repliform and Cymetra; and

     -    commercialization  of  products  under  development.

We  may  not  achieve  profitability  and  positive  cash flows from operations.

WE MAY NEED ADDITIONAL CAPITAL TO MARKET OUR CURRENT PRODUCTS AND TO DEVELOP AND COMMERCIALIZE NEW PRODUCTS AND IT IS UNCERTAIN WHETHER SUCH CAPITAL WILL BE AVAILABLE.

We  intend  to  expend  funds  for:

     -    product  research  and  development;

     -    expansion  of  sales  and  marketing  activities;

     -    product  education  efforts;  and

     - other working capital and general corporate purposes, including potential acquisitions of complementary technologies or products.

We  may  need  additional  capital,  depending  on:

     -    the  costs  and  progress  of  our  research  and development efforts;

     -    the  number  and  types  of  product  development programs undertaken;

     -    the  costs  and timing of expansion of sales and marketing activities;

     -    the  costs  and  timing  of  expansion  of  manufacturing  capacity;

     -    the  amount  of  revenues  from  our  existing  and  new  products;

     - changes in, termination of, and the success of existing and new distribution arrangements;

     - the cost of maintaining, enforcing and defending patents and other intellectual property rights;

     -    competing  technological  and  market  developments;  and

     - developments related to regulatory and third party reimbursement matters.

     We have no commitments for any future funding and there can be no assurance that we will be able to obtain additional financing in the future from either debt or equity financings, bank loans, collaborative arrangements or other sources on terms acceptable to us, or at all. If adequate funds are not available, we expect that we will be required to delay, scale back or eliminate one or more of our product development programs. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve significant restrictive covenants. Collaborative arrangements, if necessary to raise additional funds, may require us to relinquish our rights to certain of our technologies, products or marketing territories.

IF THE UNITED STATED FOOD AND DRUG ADMINISTRATION (THE "FDA") IMPOSES MEDICAL DEVICE OR OTHER REGULATIONS THAT AFFECT OUR PRODUCTS, THE COSTS OF DEVELOPING, MANUFACTURING AND MARKETING OUR PRODUCTS WILL BE INCREASED.

     The FDA generally permits transplanted human tissue to be commercially distributed without obtaining prior FDA approval of the product. In contrast, products regulated as medical devices or biologics usually must undergo a lengthy, uncertain and expensive approval process. In 1996, the FDA determined that AlloDerm used for the repair or replacement of damaged or inadequate integumental tissue (i.e. "tissue lining the surface of the body or a body cavity") would be regulated as transplanted human tissue. On that basis, we continued commercial distribution of this product for plastic reconstructive, burn and periodontal surgery. In its decision with respect to the regulation of AlloDerm, the FDA stated that the regulatory status of any different uses, such as a void filler for soft tissue, for cosmetic augmentation procedures or as a wound healing agent, would need to be determined on a case-by-case basis.

     In  1999,  we  began  marketing  the  following  products  as human tissue:

     - Repliform, a version of AlloDerm, for urological and gynecological surgical procedures; and

     - Cymetra, a version of AlloDerm in a particulate form, for non-surgical correction of soft tissue defects.

     Repliform is used as a bladder sling for the treatment of urinary incontinence and for the repair of pelvic floor defects. Cymetra is used for the correction of soft tissue deficits, such as acne or other depressed scars, and to restore tissue loss from disease. In November 2000, the FDA wrote to us and requested detailed information about Repliform and Cymetra, including copies of existing labeling and advertising, a description of product composition and processing, and other information supporting our belief that each of these products is human tissue. In February 2001, we provided a detailed submission responding to the FDA's request. In June 2001, we received a letter from the FDA indicating that each of these products, as currently marketed, meet the definition of transplanted human tissue.

     We cannot assure that products we develop in the future will similarly be regulated as human tissue. The regulation of each new product we develop will be decided by the FDA on a case-by-case basis. If the FDA chooses to regulate any of our future products as a medical device or biologic, the process of obtaining FDA approval would be expensive, lengthy and unpredictable. We anticipate that it could take from one to three years or longer to obtain such approval. We do not know if such approval could be obtained in a timely fashion, or at all. Such approval process would almost certainly include a requirement to provide extensive supporting clinical data.

     In addition, the FDA requires that devices and biologics be produced in accordance with the Quality System Regulation for medical devices or Good Manufacturing Practice regulation for biologics.

     As a result, our manufacturing and compliance costs would increase and our device and biologic products would be subject to more comprehensive development, testing, monitoring and validation standards.

     A few states impose their own regulatory requirements on transplanted human tissue. We believe that we are in compliance with such regulations. There can be no assurance that the various states in which our products are sold will not impose additional regulatory requirements or marketing impediments on our products.

THE FDA CAN IMPOSE CIVIL AND CRIMINAL ENFORCEMENT ACTIONS AND OTHER PENALTIES ON US IF WE FAIL TO COMPLY WITH THE STRINGENT FDA REGULATIONS AT OUR TISSUE FACILITIES.

     Failure to comply with any applicable FDA requirements could result in civil and criminal enforcement actions and other fines and penalties that would increase our expenses and adversely affect our cash flows. Tissue establishments must engage in:

     -    donor  screening  and  infectious  disease  testing;  and

     -    stringent  record  keeping.

     As a result, our involvement in the processing and distribution of human tissue requires us to ensure that proper donor screening and infectious disease testing are done appropriately and conducted under strict procedures. In addition, we must maintain records, which are available for FDA inspectors documenting that the procedures were followed. The FDA has authority to conduct inspections of tissue establishments and to detain, recall, or destroy tissue if the procedures were not followed or appropriate documentation is not available.

     The FDA has issued proposed rules that would impose additional donor suitability and Current Good Tissue Practice requirements on manufacturers of tissue-based products. If these or similar requirements actually become law, we will likely incur additional manufacturing and compliance costs for our tissue-based products, including AlloDerm, Repliform and Cymetra.

     Labeling and promotional activities are also subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. From time to time, the FDA may modify such requirements, imposing additional or different requirements which may require us to alter our business methods.

THE NATIONAL ORGAN TRANSPLANT ACT COULD BE INTERPRETED IN A WAY THAT COULD REDUCE OUR REVENUES AND PROFITABILITY.

     Procurement of certain human organs and tissue for transplantation is subject to the restrictions of National Organ Transplant Act, which prohibits the acquisition of certain human organs, including skin and related tissue for valuable consideration, but permits the payment of reasonable expenses associated with the procurement, transportation, processing, preservation, quality control and storage of human tissue, including skin. We reimburse tissue banks for expenses incurred that are associated with the recovering and transportation of donated human skin that we process into AlloDerm, Repliform, Cymetra and allograft skin as a temporary wound dressing. In addition to amounts paid to tissue banks to reimburse them for their expenses associated with the procurement and transportation of human skin, we include in our pricing structure certain costs associated with:

     -    processing;

     -    preservation;

     -    quality  control  and  storage  of  the  tissue;  and

     -    marketing  and  medical  education  expenses.

     National Organ Transplant Act payment allowances may be interpreted to limit the amount of costs and expenses that we may recover in our pricing for our products thereby negatively impacting our revenues and profitability. We also are potentially subject to enforcement sanctions if we are found to have violated the National Organ Transplant Act's prohibition on the sale of human tissue.

WE ARE SUBJECT TO VARYING AND EXTENSIVE REGULATION BY FOREIGN GOVERNMENTS WHICH CAN BE COSTLY, TIME CONSUMING AND SUBJECT US TO UNANTICIPATED DELAYS.

     We distribute some of our products in countries outside the United States. The regulation of our products in these countries varies. Certain countries regulate our products as a pharmaceutical product, requiring us to make extensive filings and obtain regulatory approvals before selling our product. Certain countries classify our products as transplant tissue but may restrict its import or sale. Other countries have no applicable regulations regarding the import or sale of products similar to our products, creating uncertainty as to what standards we may be required to meet.

     The uncertainty of the regulations in each country may delay or impede the marketing of our products in these countries in the future or impede our ability to negotiate distribution arrangements on favorable terms. Certain foreign countries have laws similar to National Organ Transplant Act. These laws may restrict the amount that we can charge for our products and may restrict our ability to export or distribute our products to licensed not-for-profit organizations in those countries. Noncompliance with foreign country requirements may include some or all of the risks associated with noncompliance with FDA regulation as well as other risks.

INCREASING OUR REVENUES AND ACHIEVING PROFITABILITY WILL DEPEND ON OUR ABILITY TO INCREASE MARKET PENETRATION OF OUR CURRENT PRODUCTS AND TO DEVELOP AND COMMERCIALIZE NEW PRODUCTS.

     Much of our ability to increase revenues and to achieve profitability and positive cash flows from operations will depend on:

     -    expanding  the use and market penetration of our current products; and

     -    the  successful  introduction  of  our  products  in  development.

     Products based on our technologies represent new methods of treatment. Physicians will not use our products unless they determine that the clinical benefits to the patient are greater than those available from competing products or therapies. Even if the advantage of our products is established as clinically significant, physicians may not elect to use such products for any number of reasons.

     Consequently, physicians, health care payers and patients may not accept our current products or products under development. Broad market acceptance of our products may require the training of numerous physicians and clinicians, as well as conducting or sponsoring clinical studies to demonstrate the benefits of such products. The amount of time required to complete such training and studies could result in a delay or dampening of such market acceptance. Moreover, health care payers' approval of reimbursement for our products in development may be an important factor in establishing market acceptance.

     We may be required to undertake time-consuming and costly development activities and seek regulatory clearance or approval for new products. Although we have conducted animal studies on many of our products under development which indicate that the product may be feasible for a particular application, results obtained from expanded studies may not be consistent with earlier trial results or be sufficient for us to obtain any required regulatory approvals or clearances. The completion of the development of any of our products under development remains subject to all the risks associated with the commercialization of new products based on innovative technologies, including:

     -    unanticipated  technical  or  other  problems;

     -    manufacturing  difficulties;  and

     - the possibility of insufficient funds for the completion of such development.

WE ARE HIGHLY DEPENDENT UPON SALES OF OUR PRODUCTS THROUGH BOSTON SCIENTIFIC, OMP INC. AND DISTRIBUTORS TO GENERATE OUR REVENUES.

     We  have  engaged:

     - Boston Scientific Corporation as our exclusive worldwide sales and marketing representative for Repliform for use in the urology and gynecology markets; and

     - OMP Inc. as the exclusive sales and marketing representative of Cymetra for office-based dermatologists and plastic surgeons.

     Additionally, we have granted distributors exclusive distribution rights and may grant additional distribution rights in the future. For the year ended December 31, 2000 and for the six month period ended June 30, 2001, sales of our products through Boston Scientific Corporation, OMP Inc. and our distributors represented approximately 28%, 13% and 6% and 35%, 9% and 10% respectively, of our total product revenues. We expect sales of our products through our marketing agents and distributors to continue to increase as a percentage of total revenues. If an exclusive marketing agent, such as Boston Scientific Corporation or OMP Inc., or a distributor fails to adequately promote, market and sell our products, our revenues could be adversely affected until a replacement agent or distributor could be retained by us. Finding replacement agents and distributors could be a time consuming process during which our revenues could be negatively impacted.

WE DEPEND HEAVILY UPON A LIMITED NUMBER OF SOURCES OF HUMAN TISSUE AND ANY INTERRUPTION IN THE AVAILABILITY OF HUMAN TISSUE WOULD INTERFERE WITH OUR ABILITY TO PROCESS AND DISTRIBUTE OUR PRODUCTS.

     Our business is dependent on the availability of donated human tissue. We currently receive human tissue from approximately 20 United States tissue banks. We estimate that there are at least 100 tissue banks in the United States. Although we have established what we believe to be adequate sources of donated human tissue to satisfy the expected demand for our products in the foreseeable future, we cannot be sure that donated human tissue will continue to be available at current levels or will be sufficient to meet our needs. If our current sources can no longer supply human tissue or our requirements for human tissue exceed their current capacity, we may not be able to locate other sources. Any significant interruption in the availability of human tissue would likely cause us to slow down the processing and distribution of our products.

NEGATIVE PUBLICITY CONCERNING THE USE OF DONATED HUMAN TISSUE IN RECONSTRUCTIVE COSMETIC PROCEDURES COULD REDUCE THE DEMAND FOR OUR PRODUCTS AND MAY NEGATIVELY IMPACT THE SUPPLY OF AVAILABLE DONOR TISSUE.

     Although we do not promote the use of our products for cosmetic applications, clinicians may use our products in applications or procedures that may be considered "cosmetic." Negative publicity concerning the use of donated human tissue in cosmetic procedures could reduce the demand for our products or negatively impact the willingness of families of potential donors to agree to donate tissue or tissue banks to provide tissue to us for processing.

THE BIOMEDICAL FIELD WHICH WE ARE IN IS HIGHLY COMPETITIVE AND SUSCEPTIBLE TO RAPID CHANGE AND SUCH CHANGES COULD RENDER OUR PRODUCTS OBSOLETE.

     The biomedical field is undergoing rapid and significant technological change. Our success depends upon our ability to develop and commercialize efficient and effective products based on our technologies. There are many companies, including Regeneration Technologies, Inc., Collagenesis, Inc., Cook, Inc. and its affiliates, Cryolife, Inc., Organogenesis, Inc., Advance Tissue Sciences, Inc. and Integra Life Sciences Holdings Corporation, and academic institutions, including Rice University, The University of Pittsburgh and Georgia Institute of Technology, that are capable of developing products based on similar technology. Some or all of these competitors have developed and are capable of developing products based on other technologies, which are or may be competitive with our products. Many of these companies and academic institutions are well-established, and have substantially greater financial and other resources, research and development capabilities and more experience in conducting clinical trials, obtaining regulatory approvals, manufacturing and marketing than we do. These companies and academic institutions may succeed in developing competing products that are more effective than our products, or that receive government approvals more quickly than our products, which may render our products or technology uncompetitive, uneconomical or obsolete.

THE  ABILITY  TO  OBTAIN  THIRD-PARTY REIMBURSEMENT FOR THE COSTS OF NEW MEDICAL
TECHNOLOGIES  IS  LIMITED.

     Generally, hospitals, physicians and other health care providers purchase products, such as the products being sold or developed by us, for use in providing care to their patients. These parties typically rely on third-party payers, including:

     -    Medicare;

     -    Medicaid;

     -    private  health  insurance;  and

     -    managed  care  plans

to reimburse all or part of the costs of acquiring those products and costs associated with the medical procedures performed with those products. Third-party payers have adopted cost control measures in recent years that have had and may continue to have a significant effect on the purchasing practices of many health care providers, generally causing them to be more selective in the purchase of medical products. Significant uncertainty exists as to the reimbursement status of newly approved health care products. We believe that certain third-party payers provide reimbursement for medical procedures at a specified rate without additional reimbursement for products, such as those being sold or developed by us, used in such procedures. Adequate third-party payer reimbursement may not be available for us to maintain price levels sufficient for realization of an appropriate return on our investment in developing new products. The FDA generally permits transplanted human tissue to be commercially distributed without obtaining prior FDA approval of the product. In contrast, products regulated as medical devices usually require such approval. Certain government and other third-party payers refuse, in some cases, to provide any coverage for uses of products for indications for which the FDA has not granted marketing approval. Further, certain of our products are used in medical procedures that typically are not covered by third-party payers or for which patients sometimes do not obtain coverage. These and future changes in third-party payer reimbursement practices regarding the procedures performed with our products could adversely affect the market acceptance of our products.

OUR SUCCESS DEPENDS ON THE SCOPE OF OUR INTELLECTUAL PROPERTY RIGHTS AND NOT INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS. THE VALIDITY, ENFORCEABILITY AND COMMERCIAL VALUE OF THESE RIGHTS ARE HIGHLY UNCERTAIN.

     Our ability to compete effectively with other companies is materially dependent upon the proprietary nature of our technologies. We rely primarily on patents and trade secrets to protect our technologies. We currently license:

     - the exclusive right to nine United States patents and related foreign patents; and

     -    non-exclusive  rights  to  14  patents.

     In  addition,  we:

     - have been issued one United States design patent and five United States utility patents; and

     -    have  seven  United  States  patent  applications  pending.

     Third parties may seek to challenge, invalidate, circumvent or render unenforceable any patents or proprietary rights owned by or licensed to us based on, among other things:

     -    subsequently  discovered  prior  art;

     - lack of entitlement to the priority of an earlier, related application; or

     - failure to comply with the written description, best mode, enablement or other applicable requirements.

     In general, the patent position of biotechnology and medical product firms is highly uncertain, still evolving and involves complex legal, scientific and factual questions. We are at risk that:

     - other patents may be granted with respect to the patent applications filed by us; and

     - any patents issued or licensed to us may not provide commercial benefit to us or will be infringed, invalidated or circumvented by others.

     The United States Patent and Trademark Office currently has a significant backlog of patent applications, and the approval or rejection of patents may take several years. Prior to actual issuance, the contents of United States patent applications are generally not made public. Once issued, such a patent would constitute prior art from its filing date, which might predate the date of a patent application on which we rely. Conceivably, the issuance of such a prior art patent, or the discovery of "prior art" of which we are currently unaware, could invalidate a patent of ours or our licensor or prevent commercialization of a product claimed thereby.

     Although we generally conduct a cursory review of issued patents prior to engaging in research or development activities, we may be required to obtain a license from others to commercialize any of our new products under development. If patents that cover our existing or new products are issued to other companies, there can be no assurance that any necessary license could be obtained on favorable terms or at all.

     There can be no assurance that we will not be required to resort to litigation to protect our patented technologies or other proprietary rights or that we will not be the subject of additional patent litigation to defend our existing or proposed products or processes against claims of patent infringement or other intellectual property claims. Any of such litigation could result in substantial costs and diversion of our resources.

     We also have applied for patent protection in several foreign countries. Because of the differences in patent laws and laws concerning proprietary rights, the extent of protection provided by United States patents or proprietary rights owned by or licensed to us may differ from that of their foreign counterparts.

     We may decide for business reasons to retain certain knowledge that we consider proprietary as confidential and elect to protect such information as a trade secret, as business confidential information or as know-how. In that event, we must rely upon trade secrets, know-how and continuing technological innovation to maintain our competitive position. There can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise gain access to or disclose such information.

WE ARE EXPOSED TO PRODUCT LIABILITY CLAIMS FOR WHICH OUR PRODUCT LIABILITY INSURANCE MAY BE INADEQUATE.

     Our business exposes us to potential product liability risks inherent in the testing, manufacturing and marketing of medical products. We cannot be certain that:

     - our insurance will provide adequate coverage against potential liabilities;

     - adequate product liability insurance will continue to be available in the future; or

     -    our  insurance  can  be  maintained  on  acceptable  terms.

     The obligation to pay any product liability claim in excess of whatever insurance we are able to acquire would increase our expenses.

     We use donated human tissue as the raw material for our products. The non-profit organizations that supply such tissue are required to follow FDA regulations for screening donors for potential disease transmission. Such procedures include donor testing for certain viruses, including HIV. Our manufacturing process also has been demonstrated to inactivate concentrated suspensions of HIV. While we believe such procedures are adequate to reduce the threat of disease transmission, there can be no assurance that:

     -    our  products  will not be associated with transmission of disease; or

     - a patient otherwise infected with disease would not erroneously assert a claim that the use of our products resulted in the disease transmission.

Any such transmission or alleged transmission could have a material adverse effect on our ability to manufacture or market our products and could result in litigation.

OUR FAILURE TO COMPLY WITH REGULATIONS REGARDING DISPOSAL OF HAZARDOUS MATERIALS COULD RESULT IN THE IMPOSITION OF PENALTIES, FINES OR SANCTIONS.

     Our research and development and processing techniques generate waste that is classified as hazardous by the United States Environmental Protection Agency and the New Jersey Natural Resources Commission. We segregate such waste and dispose of it through licensed hazardous waste transporters. Although we believe we are currently in compliance in all material respects with applicable environmental regulations, our failure to comply fully with any such regulations could result in the imposition of penalties, fines or sanctions.

WE ARE A PARTY OF PENDING LITIGATION AND THE COST OF DEFENSE OR AN ADVERSE OUTCOME COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS OR LIQUIDITY AND FINANCIAL RESOURCES.

     We are a party to litigation in the Superior Court of California, Los Angeles County, Central District, captioned Regner, et al., on behalf of themselves and others similarly situated, v. Inland Eye & Tissue Bank of Redlands, et al. The complaint alleges among other things, defendants, including us, make profits from the storing, processing, and distribution of human tissue in contravention of California law. We are also a party to litigation in the Superior Court of California, Los Angeles County, Central District, captioned Thacker, et al., on behalf of themselves and others similarly situated, v. Inland Eye & Tissue Bank of Redlands, et al. This complaint contains similar allegations to the Renger complaint. These actions are not denominated class actions and do not involve tort theories.

     Both actions were brought under a statute that allows individuals to sue on behalf of the people of California for unfair business practices, with the court having the power to award injunctive relief and disgorgement of all profits from the alleged illegal practices. The plaintiffs in each of the actions are seeking injunctive relief, disgorgement of illegal profits, restitution, statutory penalties, fines and attorney's fees. We intend to vigorously defend such actions, which we believe are without merit.

     Litigation is subject to many uncertainties and management is unable to predict the outcome of the pending actions. It is possible that the results of operations or liquidity and capital resources of the Company could be adversely affected by the ultimate outcome of the pending litigation or as a result of the costs of contesting such actions.

FUTURE  SALES  OF  OUR  COMMON  STOCK  MAY  DEPRESS  OUR  STOCK  PRICE.

     Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 19,834,368 shares of common stock issued and outstanding as of August 23, 2001. As of that date, all of those shares were eligible for sale under Rule 144 or are otherwise freely tradeable, including the 5,209,211 shares registered for resale under this prospectus. In addition, 8,309,549 options and warrants were outstanding as of August 23, 2001, including warrants to purchase shares being registered herein. As of August 23, 2001, 7,214,637 of those stock options and warrants are vested and the remainder will vest within the next five years. We also have 100,232 shares of Series B preferred stock issued and outstanding as of August 23, 2001, which are convertible, at the option of the holders or automatically, in certain instances, into 3,541,798 shares of our common stock. We may also issue additional shares in connection with our business and may grant additional stock options to our employees, officers, directors and consultants under our stock option plan.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements typically are identified by use of terms such as "may," "will," "should," "plan," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. Forward-looking statements represent our management's judgment regarding future events. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. All statements other than statements of historical fact included in this prospectus regarding our financial position, business strategy, products, products under development and clinical trials, markets, budgets, plans, or objectives for future operations are forward-looking statements. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including the statements under "Risk Factors" set forth above.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Exchange Act. We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC's public reference rooms at the following locations:

                -     Main  Public  Reference  Room
                      Judiciary  Plaza  Building
                      450  Fifth  Street,  N.W.
                      Washington,  D.C.  20549

                -     Regional  Public  Reference  Room
                      75  Park  Place,  14th  Floor
                      New  York,  New  York  10007

     You may obtain information on the operation of the SEC's public reference rooms by calling 1-800-SEC-0330. We are required to file these documents with the SEC electronically. You can access the electronic versions of these filings at the SEC's website, located at www.sec.gov.
                                       -----------

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding LifeCell and its common stock, including certain exhibits. You can get a copy of the registration statement from the SEC at the address listed above or from its web site.

     The SEC allows us to "incorporate" into this prospectus information we file with it in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. For further information about the Company and our common stock, you should refer to the registration statement and the following documents which we are incorporating by reference except to the extent information in those documents is different from the information contained in this prospectus:

     - Our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 30, 2001;

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 15, 2001;

     - Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed with the SEC on August 13, 2001;

     - Our Current Reports on Form 8-K filed with the SEC on July 2, 2001 and July 11, 2001;

     - Our definitive Proxy Statement for our 2001 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 26, 2001;

     - The description of our common stock set forth in our registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and declared effective by the SEC on February 27, 1992 and any amendment or report filed for the purpose of updating such description; and

     - All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this prospectus until we terminate the offering of these shares.

     We will provide without charge to each person, including any beneficial owner of common stock to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: LifeCell Corporation, 1 Millennium Way, Branchburg, NJ 08876, Attention: Secretary (telephone (908) 947-1106).

     You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders. We may receive proceeds from the exercise of the warrants. If all of the warrants exercisable for shares of common stock being registered in this offering are exercised, we could receive net proceeds of up to approximately $4.76 million. The holders of the warrants are not obligated to exercise the warrants and we cannot assure that the holders of the warrants will choose to exercise all or any of the warrants. The warrants contain a cashless exercise provision. If the holders of the warrants elect the cashless exercise provision, we will not receive any proceeds from the exercise of the warrants.

     We intend to use the estimated net proceeds received upon exercise of the warrants, if any, for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

     The shares are being registered to permit public secondary trading of the shares, and the selling stockholders, or their pledgees, donees, transferees or other successors-in interest, may offer all or any portion of the shares for resale from time to time. See "Plan of Distribution."

     We have filed with the Commission under the Securities Act a registration statement on Form S-3, of which this prospectus forms a part, relating to the resale of the shares. We have agreed to pay expenses in connection with the registration and sale of the shares being offered by the selling stockholders. See "Plan of Distribution."

2001  Private  Placement
------------------------

     In June 2001, we and the selling stockholders entered into a series of securities purchase agreements under which we sold an aggregate of 3,125,000 shares of our common stock along with warrants to purchase an additional 1,750,000 shares of our common stock at an exercise price of $1.92 per share to such selling stockholders in a private placement. In consideration for the issuance of the common stock and warrants, the selling stockholders paid us an aggregate of $6,000,000 in cash. We agreed to register the shares of common stock purchased by such selling stockholders as a condition to the purchase of such shares of common stock.

Prudential  and  Gruntal
------------------------

     In September 2000, we entered into a series of purchase agreement under which we sold an aggregate of 2,500,000 shares of our common stock to certain investors, with Prudential Vector HealthCare Group, a division of Prudential Securities Incorporated, and Gruntal & Co., L.L.C. acting as placement agents. In connection with that private placement, Prudential Vector HealthCare Group and Gruntal & Co., L.L.C. each received fees in the amount of $325,000 for acting as placement agents. In addition, under the terms of the engagement, each received warrants to purchase 125,000 shares of our common stock. In May 2001, Prudential transferred its warrants to VSI Advisors, L.L.C. We are registering the shares of common stock issuable upon the exercise of the warrants at the request of VSI Advisors and Gruntal pursuant to registration rights contained in the warrant.

Transamerica
------------

     In December 1999, we entered into a loan and security agreement with Transamerica Business Credit Corporation pursuant to which we were extended a term loan and a revolving credit loan in the aggregate amount of $5.5 million. Under the terms of the agreement, Transamerica received a loan fee in the amount of $60,000 and warrants to purchase 84,211 shares of our common stock. We are registering the shares of common stock issuable upon the exercise of the warrants at the request of Transamerica pursuant to registration rights contained in the warrant.

     Based on information provided by the selling stockholders, the following table lists:

-    the  name  of  the  selling  stockholders;

- the number of shares of common stock beneficially owned before the commencement of the offering;

-    the  number  of shares of common stock offered for resale in this offering;
     and

- the number of shares and percentage of common stock owned after this offering, assuming the sale of all shares offered in this offering by each selling stockholder.

                             Number  of
                             Shares  of                  Common stock beneficially
                               Common                     owned after the offering
                               Stock                      ------------------------
Selling                     Beneficially  Shares  Being      Number    Percent  of
Stockholders                    Owned        Offered       of  Shares  Outstanding
--------------------------  ------------  --------------  -----------  -----------
Caduceus Private            2,512,833          2,512,833            0            0
Investments, L.P.

OrbiMed Assoicates, LLC        52,306             52,306            0            0

PW Juniper Crossover        1,091,111          1,091,111            0            0
Fund, L.L.C.

Special Situations Fund     1,473,975(1)         609,375      864,600          4.4
III, L.P.

Special Situations Private  1,109,388(1)         402,188      707,200          3.6
Equity Fund, L.P.


                                      -20-

                             Number  of
                             Shares  of                  Common stock beneficially
                               Common                     owned after the offering
                               Stock                      ------------------------
Selling                     Beneficially  Shares  Being      Number    Percent  of
Stockholders                    Owned        Offered       of  Shares  Outstanding
--------------------------  ------------  --------------  -----------  -----------

Special Situations            497,187(1)         207,187      290,000          1.5
Cayman Fund, L.P.

VSI Advisors, L.L.C.          125,000            125,000            0            0

Gruntal & Co., L.L.C.         261,040(2)         125,000      136,040          0.7

TBCC Funding Trust II          84,211             84,211            0            0

_____________________
     *    Less  than  1%
     (1) Includes shares of common stock purchased in a private placement in September 2000 which shares have been previously registered for resale by us.
     (2) Includes shares issuable upon the exercise of warrants acquired pursuant to the issuance of our Series B Preferred Stock in November 1996 which shares have been previously registered by us.


                              PLAN OF DISTRIBUTION

     The selling stockholders, their pledgees, donees, transferees or other successors-in-interest may from time to time, sell all or a portion of the shares in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to these market prices or at negotiated prices.

     The selling stockholders may sell the shares by one or more of the following methods:

     - a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     -    privately  negotiated  transactions;

     -    short  sales;

     -    a  combination  of  any  such  methods  of  sale;  and

     -    any  other  method  permitted  pursuant  to  applicable  law.

     The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of shares by the selling stockholders may depress the market price of our common stock since the number of shares which may be sold by the selling stockholders is relatively large compared to the historical average weekly trading of our common stock. Accordingly, if the selling stockholders were to sell, or attempt to sell, all of such shares at once or during a short time period, we believe such transactions could adversely affect the market price of our common stock.

     From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and can sell and deliver the shares in connection with any of these transactions or in settlement of securities loans. From time to time the selling stockholders may pledge their shares under margin provisions of their customer agreements with their brokers. Upon a default by the selling stockholders, the broker may offer and sell the pledged shares from time to time.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the sale. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if the broker-dealer acts as agent for the purchaser of such shares, from the purchaser in amounts to be negotiated. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and to the extent the broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may then resell those shares from time to time in transactions:

     -    in  the  over-the  counter  market  or  otherwise;

     -    at  prices  and  on  terms  then  prevailing  at  the  time  of  sale;

     -    at  prices  then  related  to  the  then-current  market  price;  or

     -    in  negotiated  transactions.

     These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of those shares commissions as described above. The selling stockholders may also sell the shares under Rule 144 under the Securities Act, rather than under this prospectus.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders will be required to pay commissions and brokerage expenses on their sales, if any.

     At the time a particular offer of shares is made, to the extent required, a supplement to this prospectus will be distributed which will identify and set forth the following:

     -     the  names  of  the  selling  stockholders;

     -     the  number  of  shares  being  sold;

     -     the  price;

     -     commissions  being  paid;

     -     that  there  has  been  no  investigation  by  broker-dealer;  and

     -     any  other  facts  material  to  the  transaction.

     The selling stockholders are subject to applicable provisions of the Exchange Act and the Commission's rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     In order to comply with certain states' securities laws, if applicable, the selling stockholders may sell the shares in those jurisdictions only through registered or licensed brokers or dealers. In certain states the selling stockholders may not sell the shares unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                                  LEGAL MATTERS

     The validity of the securities offered hereby have been passed upon for us by Lowenstein Sandler PC, Roseland, New Jersey.



                                     EXPERTS

     The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

Prospective investors may rely only on the information contained in this prospectus. LifeCell Corporation has not authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.


                              LIFECELL CORPORATION


                        5,209,211 SHARES OF COMMON STOCK

                                   PROSPECTUS

                               ________ ___, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  14.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     The following table lists the expenses which will be incurred by the issuance and distribution of the common stock being registered.

                                     Expense
                                     --------

Securities and Exchange Commission
  Registration Fee                   $  3,347
Accounting Fees and Expenses            5,000
Legal Fees and Expenses                15,000
Miscellaneous (Nasdaq Fee)             17,500
                                     --------
Total                                $ 40,847
                                     ========

          All of the above amounts, other than the SEC filing fee, are estimates only. All of the above expenses will be paid by the Company.

ITEM  15.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Section 145 of the Delaware General Corporation Law ("GCL") provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation in nonderivative suits for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In the case of criminal actions and proceedings, such person must have had no reasonable cause to believe his or her conduct was unlawful. Indemnification of expenses is authorized in stockholder derivative suits where such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and so long as he or she had not been found liable for negligence or misconduct in the performance of his or her duty to the corporation. Even in this latter instance, the court may determine that in view of all the circumstances such person is entitled to indemnification for such expenses as the court deems proper. A person sued as a director, officer, employee or agent of a corporation who has been successful in defense of the action must be indemnified by the corporation against expenses.

     Article Seventh (B) of the Company's Restated Certificate of Incorporation, as amended provides that:

          The Corporation shall indemnify any director or officer to the full extent permitted by Delaware law.

     Article Seventh (A) of the Company's Restated Certificate of Incorporation, as amended provides that:

          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     Article  X  of  the  Company's  Amended and Restated By-Laws provides that:

          Third Party Actions. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          Actions by or in the Right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          Mandatory Indemnification. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 10.01 and 10.02, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          Determination of Conduct. The determination that a director, officer, employee or agent has met the applicable standard of conduct set forth in Sections 10.01 and 10.02 (unless indemnification is ordered by a court) shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

          Payment of Expenses in Advance. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article X.

          Indemnity Not Exclusive. The indemnification and advancement of expenses provided by or granted pursuant to, the other sections of this
     Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Restated Certificate of Incorporation, any other by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

ITEM  16.  EXHIBITS

          The  following  exhibits  are  filed  as  part  of  this  Registration
Statement:

4.1  (1)       Restated Certificate of Incorporation of the Company, as amended.

4.2  (2)       By-laws  of  the  Company,  as  amended  and  restated.

4.3  (3)       Form  of Certificate evidencing ownership of the Company's Common
                    Stock.

5.1            Opinion  of  Lowenstein  Sandler  PC.

10.1  (4)      Securities Purchase  Agreement between the Company and certain of the  selling stockholders.

10.2  (4)      Securities Purchase  Agreement between the Company and certain of the  selling  shareholders.

10.3  (4)      Form of  Warrant,  dated  July  10,  2001,  issued to the selling stockholders.

10.4  (5)      Stock Purchase  Warrant,  dated  October  31,  2000,  issued  to
                    Prudential  Securities  Incorporated

10.5 (5)       Stock Purchase Warrant, dated October 31, 2000, issued to Gruntal
                    & Co.,  L.L.C.

10.5  (6)      Stock Purchase  Warrant,  dated  December 6, 1999, issued to TBCC
                    Funding  Trust  II

23.1           Consent  of  Independent  Public  Accountants.

23.2           Consent of Lowenstein Sandler PC  is  included  in  Exhibit  5.1.

________________________

(1) Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998.

(2) Incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1996.

(3) Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No. 33-44969).

(4) Incorporated by reference to Exhibits 10.29, 10.30 and 10.31 to the Company's Form 8-K filed on July 11, 2001.

(5) Incorporated by reference to Exhibits 10.27 and 10.28 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

(6) Incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

ITEM  17.  UNDERTAKINGS

     The  undersigned  registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Branchburg on the 27th day of August, 2001.

                                     LIFECELL  CORPORATION

                                     /s/  Steven T. Sobieski
                                     -------------------------------------------
                                     By:  Steven T. Sobieski
                                          Vice President and Chief
                                             Financial  Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Paul G. Thomas and Steven T. Sobieski or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statement filed under Rule 462(b), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Name                       Title                            Date
----                       -----                            ----

/s/ Paul G. Thomas         President and Chief Executive    August 27, 2001
-----------------------    Officer and Director
Paul G. Thomas

/s/ Steven T. Sobieski     Vice President and               August 27, 2001
-----------------------    Chief Financial Officer
Steven T. Sobieski

/s/ Stephen A. Livesay     Executive Vice President         August 27, 2001
-----------------------    and Director
Stephen A. Livesey

/s/ Michael E. Cahr        Director                         August 27, 2001
-----------------------
Michael E. Cahr

/s/ James G. Foster        Director                         August 27, 2001
-----------------------
James G. Foster

/s/ David A. Thompson      Director                         August 27, 2001
-----------------------
David A. Thompson

/s/ Peter D. Costantino    Director                         August 27, 2001
-----------------------
Peter D. Costantino